                                                              EXHIBIT 16


                        [On Ernst & Young LLP Letterhead]

November 25, 1997

Securities and Exchange Commission
450 Fifth St., N.W.
Washington, D.C.  20549

Gentlemen:

We refer to our letter to the Securities and Exchange Commission dated October 8, 1997, filed as Exhibit 16 to Form 8-K dated October 8, 1997, of Computer Language Research, Inc. (the Company), regarding our concurrence with certain statements made in that Form 8-K by the Company concerning the resignation by Ernst & Young LLP as independent auditors for the Company.

We have read Item 4 of Form 8-K dated November 20, 1997, of the Company, and we have no basis to agree or disagree with the statements of the registrant contained therein.

                                                              Very truly yours,

                                                              Ernst & Young LLP